Exhibit 99.1

Company Contact — Jim Dorsey BioClinica 267-757-3040

Investor Contact — Linda Decker Financial Media — Bill Gordon Porter, LeVay & Rose, Inc. 212-564-4700

Trade Media — Beth Nestlerode Diccicco Battista Communications 484-342-3600

FOR IMMEDIATE RELEASE
BIOCLINICA APPOINTS WALLACE P. PARKER JR., FORMER KEYSPAN ENERGY EXECUTIVE,
TO ITS BOARD OF DIRECTORS
NEWTOWN, PA, November 18, 2010 — BioClinica®, Inc. (NASDAQ: BIOC), a global provider of clinical trial management services, today announced that Wallace P. Parker Jr. has been appointed to its Board of Directors. Mr. Parker will also become a member of BioClinica’s Audit and Compensation Committees. The appointment is effective immediately.
Mr. Parker, age 61, served as President of KeySpan Energy’s Energy Delivery & Customer Relationship Group and CEO of KeySpan Services, Inc. from 2001 - 2007, during which period he oversaw operations that generated over $5 billion in revenue and managed assets in excess of $12 billion. He has broad-based experience in operations management, sales and marketing, engineering, customer relations and human resources. Mr. Parker has a comprehensive management background, having been with KeySpan Energy, from 1971-2007, where he was promoted to positions of increasing responsibilities. KeySpan Energy, which was one of the largest energy companies in the United States, was acquired by National Grid in 2007. Mr. Parker is a graduate of Lehigh University and also completed the Harvard Business School Advanced Management Program. He is active in several business, civic and not-for-profit organizations. Among those organizations are First Community Bank, where he serves on the Board and is Chair of the Marketing and Compensation Committees, Centenary College, New York City Relief and Cancer Hope Network, where he is President and CEO. He has won numerous awards during his career, and was inducted into the American Gas Association “Hall of Fame” for industry marketing contributions.
David E. Nowicki, Chairman of the BioClinica Board of Directors, said, “Wallace Parker, with his broad experience and many years in leadership positions, brings a wealth of knowledge to our organization including keen management skills, expertise in mergers and acquisitions, efficiency improvements and creating unique solutions to complex issues. We believe Wallace will provide important financial perspectives and creative thinking to BioClinica as we continue our growth and expansion in the clinical trial management services industry.”
In addition, the Company announced the resignation of David Stack as a member of the Board and the Audit Committee effective immediately. Dr. Nowicki continued, “Mr. Parker will be filling the opening created by the recent resignation of David Stack. On behalf of the Board of Directors and management of BioClinica, we extend our sincere thanks to David Stack for his years of service to the Board. David has provided meaningful perspective and guidance as BioClinica grew from a provider of imaging services with less than $5 million in revenue in 1999, to a leading global provider of integrated clinical trial management services with revenue of over $60 million today. I have had the pleasure of serving with David for the last ten years and wish him all the best in his many other endeavors.”
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About BioClinica, Inc.
BioClinica, Inc. is a leading global provider of integrated, technology-enhanced clinical trial management services. BioClinica supports pharmaceutical and medical device innovation with imaging core lab, internet image transport, electronic data capture, interactive voice and web response, Microsoft Office-Smart clinical trial management, and clinical supply chain forecasting and optimization solutions. BioClinica services maximize efficiency and manageability throughout all phases of the clinical trial process. With more than 20 years of experience and over 2,000 successful trials to date, BioClinica has supported the clinical development of many new medicines from early phase trials through final approval. BioClinica operates state-of-the-art, regulatory-body-compliant imaging core labs on two continents, and supports worldwide eClinical and data management services from offices in the United States, Europe and Asia. For more information, please visit www.bioclinica.com.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates and guidance made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent Form 10-Q.
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